Exhibit 99.2

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Announces Expiration and Final Results of its Tender Offers

for 5.375% Notes due 2013 and 6.00% Notes due 2013

New York, NY, May 13, 2011 — Alcoa Inc. announced today the expiration and final results of its Any and All Tender Offer, which is its tender offer to purchase for cash any and all of its 5.375% Notes due 2013, and its Maximum Tender Offer, which is its tender offer to purchase up to $400 million in cash (the Maximum Purchase Sublimit) of its 6.00% Notes due 2013.

As of 5 p.m., Eastern time, on May 12, 2011, the expiration date for the tender offers:

1)	the aggregate principal amount of 5.375% Notes tendered and not withdrawn was $269,031,000 (including the previously announced $253,545,000 aggregate principal amount of the 5.375% Notes tendered at or prior to 5 p.m., Eastern time, on April 20, 2011 and previously accepted for purchase by Alcoa), representing 48.66% of the $552,933,000 aggregate principal amount of the 5.375% Notes outstanding prior to the Any and All Tender Offer; and

2)	the aggregate principal amount of 6.00% Notes tendered and not withdrawn was $327,537,000 (including the previously announced $319,940,000 aggregate principal amount of the 6.00% Notes tendered at or prior to 5 p.m., Eastern time, on April 28, 2011), representing 43.67% of the $750,000,000 aggregate principal amount of the 6.00% Notes outstanding prior to the Maximum Tender Offer.

All of the 5.375% Notes that were tendered after 5 p.m., Eastern time, on April 20, 2011 in the Any and All Tender Offer have been accepted for purchase by Alcoa, with settlement expected to occur today.

All of the 6.00% Notes that were tendered in the Maximum Tender Offer have also been accepted for purchase by Alcoa, with settlement expected to occur today.

Holders of 5.375% Notes that were tendered and accepted for purchase will receive $1,073.75 per $1,000 principal amount of 5.375% Notes accepted for purchase, which includes an Early Tender Premium of $20 per $1,000 principal amount. Holders of 6.00% Notes that were tendered and accepted for purchase will receive $1,100 per $1,000 principal amount of 6.00% Notes accepted for purchase, which includes an Early Tender Premium of $20 per $1,000 principal amount. Payments for 5.375% Notes and 6.00% Notes will also include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the settlement date.

As indicated in the Offer to Purchase dated April 13, 2011, following consummation or termination of the tender offers Alcoa and its affiliates reserve the right to acquire the Notes from time to time otherwise than pursuant to the tender offers through open market purchases, privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may or may not be equal to the applicable tender offer consideration and early tender premium. Alcoa also reserves the right to exercise any of its rights, including redemption rights, under the indenture pursuant to which the Notes were issued.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as Coordinating Dealer Managers and Morgan Stanley & Co. Incorporated is acting as Dealer Manager for the Tender Offers. The Depositary and the Information Agent in all places other than Luxembourg is Global Bondholder Services Corporation. The Luxembourg Agent for the Any and All Tender Offer is Deutsche Bank Luxembourg S.A. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at 866-804-2200 or the Luxembourg Agent at 00352-421-22-643. Questions regarding the Tender Offers should be directed to Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-3424 (collect); or Morgan Stanley & Co. Incorporated, Liability Management Group, at (800) 624-1808 (toll-free) or (212) 761-1057 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The tender offers were made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, anticipated financial results, operating performance or achievement of enhancements in debt maturity profile, or expected timing of settlement or other events. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Actual results, performance, or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) unfavorable changes in general business and economic conditions; (c) disruptions or volatility in the global financial markets; and (d) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.